As filed with the Securities and Exchange Commission on April 29, 2025

Registration Statement No. 333-119747

Registration Statement No. 333-150773

Registration Statement No. 333-172142

Registration Statement No. 333-193904

Registration Statement No. 333-210416

Registration Statement No. 333-242402

Registration Statement No. 333-273739

Registration Statement No. 333-279420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-119747

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150773

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172142

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193904

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210416

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-242402

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-273739

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279420

UNDER

THE SECURITIES ACT OF 1933

QXO Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4173371
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
(Address of principal executive offices, including zip code)

Beacon Roofing Supply, Inc. 1998 Stock Option Plan

Beacon Roofing Supply, Inc. 2004 Stock Plan

Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective October 22, 2007)

Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective February 8, 2011)

Beacon Roofing Supply, Inc. 2014 Stock Plan

Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan

Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan

Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan

Beacon Roofing Supply, Inc. 2024 Stock Plan

(Full titles of the plans)

Christopher Signorello

Chief Legal Officer

QXO Building Products, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

(571) 323-3939

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

QXO Building Products, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 filed by the Registrant (collectively, the “Registration Statements”), to terminate all offerings under the Registration Statements and to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests, if any, and other securities registered thereunder:

1.	Registration Statement (File No. 333-119747), filed with the SEC on October 14, 2004, registering 1,496,039 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 1998 Stock Option Plan and 2,200,000 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 2004 Stock Plan;

2.	Registration Statement (File No. 333-150773), filed with the SEC on May 9, 2008, registering 1,750,000 shares of the Registrant’s Common Stock under Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective October 22, 2007);

3.	Registration Statement (File No. 333-172142), filed with the SEC on February 9, 2011, registering 2,750,000 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective February 8, 2011);

4.	Registration Statement (File No. 333-193904), filed with the SEC on February 12, 2014, registering 4,343,188 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 2014 Stock Plan;

5.	Registration Statement (File No. 333-210416), filed with the SEC on March 25, 2016, registering 3,147,245 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan;

6.	Registration Statement (File No. 333-242402), filed with the SEC on August 7, 2020, registering 4,850,000 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan;

7.	Registration Statement (File No. 333-273739), filed with the SEC on August 4, 2023, registering 1,000,000 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan; and

8.	Registration Statement (File No. 333-279420), filed with the SEC on May 15, 2024, registering 6,200,000 shares of the Registrant’s Common Stock under the Beacon Roofing Supply, Inc. 2024 Stock Plan.

On March 20, 2025, the Registrant, formerly known as Beacon Roofing Supply Inc., QXO, Inc., a Delaware corporation (“QXO”), and Queen MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (the “Merger Sub”), entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Merger Sub with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of QXO. The Merger became effective on April 29, 2025, as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant that were registered pursuant to the Registration Statements and remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 20, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on April 29, 2025.

QXO Building Products, Inc.
(Registrant)

/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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